Exhibit 99.1

Ashland reports fourth quarter and full-year fiscal 2026 results and issues outlook for fiscal 2027

•
Sales of $498 million, up four percent from the prior-year quarter
•
Loss from continuing operations of $17 million, or ($0.36) per diluted share
•
Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense of $52 million, or $1.12 per diluted share
•
Net loss of $16 million, or ($0.35) per diluted share
•
Sales volumes rose three percent from the prior-year quarter, led by growth in Life Sciences and Personal Care
•
Adjusted EBITDA of $121 million, up two percent from the prior-year quarter; strong growth in Life Sciences, Personal Care, and Intermediates was partially offset by lower earnings in Specialty Additives
•
Cash flows provided by operating activities of $90 million; Ongoing Free Cash Flow2 of $74 million
•
Issues outlook for full‑year fiscal 2027 sales of $1,905-$1,975 million and Adjusted EBITDA of $405-$435 million

WILMINGTON, Del., November 3, 2026 – Ashland Inc. (NYSE: ASH) today announced financial results1 for the fourth quarter of fiscal year 2026, which ended September 30, 2026, together with its fiscal year 2026 results summary and full-year fiscal 2027 outlook. Ashland, a global additives and specialty ingredients company, holds leadership positions in high-quality, consumer-focused markets including pharmaceuticals, personal care and architectural coatings.

“Ashland closed fiscal 2026 with strong commercial performance across our higher-growth Life Sciences and Personal Care businesses, as well as coatings and performance specialties within Specialty Additives, and improved profitability in Intermediates,” said Guillermo Novo, chair and chief executive officer, Ashland. “Life Sciences delivered four percent sales growth, and pharma achieved its sixth consecutive quarter of year-over-year volume growth, with broad gains across regions and continued momentum from our globalize and innovate strategies. Personal Care generated another quarter of strong performance, with eight percent sales growth, including double-digit growth in biofunctional actives, microbial protection and hair care, and high-single-digit growth in skin care. Specialty Additives delivered nine percent sales growth in coatings and fourteen percent sales growth in performance specialties, reflecting share gains across all regions. These gains were offset by soft end-market demand in energy and resources and lower construction volumes resulting from deliberate portfolio actions.”

"Our globalize and innovate strategies exceeded their full-year targets, driven by deep customer engagement and successful commercialization," said Guillermo Novo, chair and chief executive officer,

Ashland. “Despite raw material and freight volatility, our teams executed well, with pricing actions recovering higher raw material costs. We have completed the critical investments needed to support improved productivity at our plants. We also generated healthy cash flow, further strengthening our financial flexibility as we enter fiscal 2027."

Novo continued, "Our priorities are clear: improve operating performance, drive productivity across our network, maintain pricing discipline, build on our commercial momentum and continue to scale our globalize and innovate initiatives. The strategic foundations are in place, and our focus is on execution to deliver improved profitability and long-term value creation."

Fourth-quarter sales were $498 million, up four percent from $478 million in the prior-year quarter. Sales volumes increased three percent, led by Pharma, Personal Care, Coatings and Performance Specialties. Pricing increased two percent, covering raw material cost inflation across all business units. Foreign currency movements reduced sales by approximately $3 million, or one percent.

Net loss was $16 million, compared with net income of $32 million in the prior-year quarter. Loss from continuing operations was $17 million, or ($0.36) per diluted share, compared with income from continuing operations of $33 million, or $0.73 per diluted share, in the prior-year quarter. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $52 million, up from $50 million, or $1.12 per diluted share versus $1.08 in the prior-year quarter. Adjusted Operating Income was $77 million, up from $71 million in the prior-year quarter. Adjusted EBITDA was $121 million, up two percent from $119 million, and Adjusted EBITDA margin was 24.3 percent compared with 24.9 percent in the prior-year quarter. Double-digit Adjusted EBITDA growth in Life Sciences, Personal Care and Intermediates was partially offset by lower earnings in Specialty Additives, reflecting an unfavorable absorption impact, and higher unallocated corporate expenses. Foreign currency movements reduced Adjusted EBITDA by approximately $2 million.

Average diluted shares outstanding were 46 million in the fourth quarter, unchanged from the prior-year quarter.

Cash flows provided by operating activities were $90 million, up from $40 million in the prior-year quarter, driven primarily by lower working capital. Ongoing Free Cash Flow totaled $74 million versus $52 million in the prior-year quarter, representing Ongoing Free Cash Flow conversion of 61 percent versus 44 percent in the prior-year quarter, primarily reflecting the year-over-year reduction in working capital.

Reportable Segment Performance

To aid in the understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis. In addition, EBITDA and Adjusted EBITDA are reconciled to operating income in Table 4. Free Cash Flow, Ongoing Free Cash Flow and Adjusted Operating Income are reconciled in Table 6 and Adjusted Income from Continuing Operations, Adjusted Diluted Earnings Per Share and Adjusted Diluted Earnings Per Share Excluding Intangible Amortization Expense are reconciled in Table 7 of this news release. These adjusted results are considered non-GAAP financial measures. For a full description of the non-GAAP financial measures used, see the “Use of Non-GAAP Measures” section that further describes these adjustments below.

Life Sciences

Sales for the Life Sciences segment totaled $180 million in the fourth quarter, an increase of four percent compared with the prior-year quarter. Performance was driven by higher volumes, led by broad pharma growth across all major regions and technology platforms, including VP&D, cellulosics, injectables and film coatings. Pharma sales increased approximately six percent, representing the sixth consecutive quarter of year-over-year volume growth, supported by continued momentum from Ashland's globalize and innovate strategies. Nutrition sales declined slightly due to lower volumes. Prices increased approximately one percent compared with the prior year and covered cost inflation. Foreign currency movements reduced segment sales by approximately $1 million.

Adjusted Operating Income for the quarter was $50 million, up from $41 million in the prior-year quarter. Adjusted EBITDA totaled $64 million, an increase of 16 percent compared with $55 million in the prior-year quarter, and Adjusted EBITDA margin increased 380 basis points to 35.6 percent, the highest quarterly margin in the segment's history. The year-over-year increase was driven primarily by higher volumes, favorable product mix, pricing and cost performance. Foreign currency movements reduced Adjusted EBITDA by approximately $1 million during the quarter.

Personal Care

Personal Care sales in the fourth quarter were $163 million, an increase of eight percent compared with $151 million in the prior-year quarter. Performance reflected broad-based gains across the portfolio, including double-digit sales growth in biofunctional actives and microbial protection. Care Ingredients delivered strong results, led by double-digit growth in hair care and high-single-digit growth in skin care, while oral care and household sales declined by a low-single-digit percentage in aggregate. Performance was also strong across regions, with year-over-year sales growth in North America, Europe, China, Latin America and Rest of Asia. Prices increased modestly compared with the prior year and covered raw material cost inflation. Foreign currency movements reduced segment sales by approximately $1 million.

Adjusted Operating Income was $35 million, up 25 percent from $28 million in the prior-year quarter. Adjusted EBITDA was $49 million, up 14 percent from $43 million in the prior-year quarter, and Adjusted EBITDA margin increased 160 basis points to 30.1 percent. The year-over-year increase was driven primarily by higher sales volumes, favorable product mix, pricing and cost performance. Foreign currency movements had a negligible impact on Adjusted EBITDA.

Specialty Additives

Specialty Additives sales were $131 million in the fourth quarter, in line with the prior-year quarter. Coatings sales increased nine percent and Performance Specialties sales increased fourteen percent, reflecting favorable volumes, pricing and share gains across all regions, including a third consecutive quarter of year-over-year sales growth in China. These gains were offset by soft end-market demand in Energy and Resources and lower Construction volumes resulting from deliberate portfolio actions to prioritize higher-value applications. Prices increased approximately five percent compared with the prior-year quarter, covering raw material cost inflation. Foreign currency movements reduced segment sales by approximately $1 million.

Adjusted Operating Income was $5 million, compared with $12 million in the prior-year quarter, and Adjusted EBITDA was $20 million, down 31 percent from $29 million in the prior-year quarter. The year-over-year decline primarily reflected lower Hopewell productivity and related unfavorable absorption. Key productivity investments are now complete, with the focus on execution to increase production. Favorable price and mix partially offset these pressures. Foreign currency movements reduced Adjusted EBITDA by approximately $1 million.

Intermediates

Intermediates sales totaled $33 million in the fourth quarter, in line with the prior-year quarter. Merchant sales increased four percent to $24 million, offset by a $1 million decline in captive sales to $9 million. Favorable merchant mix, including higher NMP sales, and pricing more than offset lower merchant BDO volumes. Pricing increased approximately five percent compared with the prior-year quarter and covered raw material inflation. Foreign currency movements had a negligible impact on segment sales.

Adjusted Operating Income was $4 million, compared with $2 million in the prior-year quarter. Adjusted EBITDA was $6 million, up 20 percent from $5 million in the prior-year quarter, and Adjusted EBITDA margin increased 300 basis points to 18.2 percent. The year-over-year improvement was driven primarily by favorable merchant mix, pricing and cost performance, partially offset by lower volumes. Foreign currency movements had a negligible impact on Adjusted EBITDA during the quarter.

Unallocated & Other

Unallocated and other expense was $44 million, compared with $11 million in the prior-year quarter. The year-over-year increase primarily reflected higher restructuring charges and a cumulative translation adjustment associated with the liquidation of Ashland’s Argentine entity. Adjusted unallocated and other EBITDA expense was $18 million compared with $13 million in the prior-year quarter, primarily reflecting higher incentive and stock-based compensation expense.

Fiscal Year 2026 Results Summary

Sales were $1.863 billion, up two percent from $1.824 billion in the prior year. Excluding the impact of the previously announced Avoca divestiture, organic sales increased three percent. Commercial momentum strengthened throughout the year, with second-half sales increasing approximately six percent year over year. Life Sciences benefited from sustained pharma growth, Personal Care delivered broad-based growth across its higher-value businesses, and within Specialty Additives, Coatings and Performance Specialties

gained momentum as the year progressed. For the full year, volumes contributed approximately two percent to sales, pricing had a negligible impact, and foreign currency contributed approximately one percent. Pricing strengthened in the second half as actions were taken to offset cost inflation.

Net income was $4 million, compared with a net loss of $845 million in the prior year. Income from continuing operations was $25 million, or $0.55 per diluted share, compared with a loss from continuing operations of $822 million, or ($17.74) per diluted share, in fiscal 2025. The significant year-over-year improvement in reported results primarily reflected the absence of the $706 million non-cash goodwill impairment and $175 million Avoca-related impairment and sale adjustment recognized in fiscal 2025. Adjusted Income from Continuing Operations Excluding Intangibles Amortization Expense was $153 million, or $3.31 per diluted share, compared with $157 million, or $3.38 per diluted share, in the prior year.

Adjusted EBITDA was $385 million, compared with $401 million in fiscal 2025, including a $1 million year-over-year impact from the Avoca divestiture. Life Sciences and Personal Care delivered Adjusted EBITDA and margin growth, supported by resilient demand, favorable mix and strong execution. Within Specialty Additives, strong commercial performance in Coatings and Performance Specialties was more than offset by lower Hopewell productivity and the related unfavorable absorption impact. Intermediates profitability improved as the year progressed, supported by favorable merchant mix, pricing and cost performance. Overall Adjusted EBITDA margin was 20.7 percent, compared with 22.0 percent in fiscal 2025.

Cash flow from operating activities was $385 million, compared with $134 million in the prior year. Ongoing Free Cash Flow was $232 million, compared with $127 million in fiscal 2025. The year-over-year improvement primarily reflected lower working capital, driven by reduced inventory, as well as lower capital expenditures. Ashland ended fiscal 2026 with approximately $480 million of cash, $976 million of total liquidity and net debt of $891 million. Net leverage of 2.3x was within the company's long-term target range, providing significant financial flexibility entering fiscal 2027.

Throughout fiscal 2026, Ashland continued to advance its Execute, Globalize and Innovate priorities, strengthening its operating foundation while expanding opportunities for profitable growth. Execute initiatives delivered benefits across multiple pillars during the year, but Hopewell HEC productivity was below expectations. Globalize generated approximately $26 million of incremental sales, exceeding its fiscal 2026 target of $20 million. Innovate generated approximately $26 million of incremental sales, exceeding its fiscal 2026 target of $15 million. The company continued to advance its longer-term innovation portfolio toward customer validation, commercial launch and scaling. These initiatives position Ashland to deliver improved profitability, cash generation and sustainable long-term growth.

Financial Outlook

Ashland is issuing the following guidance for fiscal 2027, reflecting its current expectations for market conditions, business performance and continued execution of its strategic priorities.

Full-year fiscal 2027 guidance

•
Sales: $1,905 million to $1,975 million, reflecting growth of approximately two to six percent over the prior year
•
Adjusted EBITDA: $405 million to $435 million
•
Ongoing Free Cash Flow Conversion: greater than 40 percent of Adjusted EBITDA, reflecting a modest increase in inventory and capital expenditures of up to approximately $140 million

Key planning assumptions

•
Demand environment: the outlook reflects a measured assessment of global demand conditions across Ashland's end markets. Demand in Life Sciences and Personal Care is expected to remain resilient, supported by continued pharma momentum and growth across higher-value Personal Care applications. Within Specialty Additives, Coatings and Performance Specialties are expected to build on recent commercial momentum. Intermediates is expected to benefit from new customer volumes in energy storage.
•
Commercial execution: Ashland expects continued execution of its globalize and innovate initiatives to support profitable growth. The company remains focused on expanding adoption of higher-value solutions and scaling commercial opportunities across its key end markets.
•
Pricing and input costs: raw material and freight costs are expected to remain volatile during fiscal 2027, with pricing actions expected to offset anticipated inflation.
•
Operational performance: the outlook incorporates expected year-over-year benefits from non-recurring events and improved manufacturing productivity. Improving plant operations remains a key priority for fiscal 2027.
•
Foreign currency: based on recent spot rates, the outlook reflects a stronger U.S. dollar, resulting in estimated headwinds of approximately $20-$25 million to sales and $7-$10 million to Adjusted EBITDA.

Fiscal 2027 strategic priority targets

•
Execute: deliver approximately $10 million in net incremental productivity and manufacturing optimization benefits.
•
Globalize: generate approximately $20 million in incremental sales by scaling biofunctional actives, microbial protection, injectables and tablet coatings through geographic expansion and increased customer penetration.
•
Innovate: generate $45 million in incremental innovation-driven sales through the commercialization of new technologies, scaling of recently launched solutions and increased customer adoption.

"Our performance improved as the year progressed, reflecting the strength of our strategy and the commitment of our teams," concluded Novo. "Although the external markets remain challenging, we have a resilient portfolio with all businesses well positioned to focus on the factors within our control and deliver profitable growth.”

Conference Call Webcast

The company’s live webcast with securities analysts will include an executive summary and detailed remarks. The live webcast will take place at 9 a.m. ET on Wednesday, November 4, 2026. Simultaneously, the company will post a slide presentation in the Investor Relations section of its website at http://investor.ashland.com.

To access the call by phone, please go to this registration link and you will be provided with dial-in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time.

Following the live event, an archived version of the webcast and supporting materials will be available for 12 months at http://investor.ashland.com.

Use of Non-GAAP Measures

Ashland believes that by removing the impact of depreciation and amortization and excluding certain non-cash charges, amounts spent on interest and taxes, and certain other charges that are highly variable from year to year, EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin provide Ashland’s investors with performance measures that reflect the impact to operations from trends in changes in sales, margin and operating expenses, providing a perspective not immediately apparent from net income, operating income, net income margin, and operating income margin. The adjustments Ashland makes to derive the non-GAAP measures of EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin exclude items which may cause short-term fluctuations in net income and operating income and which Ashland does not consider to be the fundamental attributes or primary drivers of its business. EBITDA, Adjusted EBITDA, EBITDA Margin, and Adjusted EBITDA Margin provide disclosure on the same basis as that used by Ashland’s management to evaluate financial performance on a consolidated and reportable segment basis and provide consistency in our financial reporting, facilitate internal and external comparisons of Ashland’s historical operating performance and its business units, and provide continuity to investors for comparability purposes. EBITDA Margin and Adjusted EBITDA Margin are defined as EBITDA and Adjusted EBITDA divided by sales for the corresponding period.

Key items, which are set forth on Table 7 of this release, are defined as financial effects from significant transactions that, either by their nature or amount, have caused short-term fluctuations in net income and/or operating income which Ashland does not consider to reflect Ashland’s underlying business performance and trends most accurately. Further, Ashland believes that providing supplemental information that excludes the financial effects of these items in the financial results will enhance the investor’s ability to compare financial performance between reporting periods.

Tax-specific key items, which are set forth on Table 7 of this release, are defined as financial transactions, tax law changes or other matters that fall within the definition of key items as described above. These items relate solely to tax matters and would only be recorded within the income tax caption of the Statement of Consolidated Income. As with all key items, due to their nature, Ashland does not consider the financial effects of these tax-specific key items on net income to be the most accurate reflection of Ashland’s underlying business performance and trends.

The Free Cash Flow metrics enable Ashland to provide a better indication of the ongoing cash being generated that is ultimately available for both debt and equity holders as well as other investment opportunities. Unlike cash flow provided by operating activities, Free Cash Flow and Ongoing Free Cash Flow include the impact of capital expenditures from continuing operations and other significant items impacting Free Cash Flow, providing a more complete picture of current and future cash generation. Free Cash Flow, Ongoing Free Cash Flow, and Ongoing Free Cash Flow Conversion are non-GAAP liquidity measures that Ashland believes provide useful information to management and investors about Ashland’s ability to convert Adjusted EBITDA to ongoing Free Cash Flow. These liquidity measures are used regularly by Ashland’s stakeholders and industry peers to measure the efficiency at providing cash from regular business activity. Free Cash Flow, Ongoing Free Cash Flow, and Free Cash Flow Conversion have certain limitations, including that they do not reflect adjustments for certain non-discretionary cash flows such as mandatory debt repayments. The amount of mandatory versus discretionary expenditures can vary significantly between periods.

Adjusted Diluted Earnings Per Share is a performance measure used by Ashland and is defined by Ashland as earnings (loss) from continuing operations, adjusted for identified key items and divided by the number of outstanding diluted shares of common stock. Ashland believes this measure provides investors additional insights into operational performance by providing earnings and diluted earnings per share metrics that exclude the effect of the identified key items and tax specific key items.

The Adjusted Diluted Earnings Per Share Excluding Intangibles Amortization Expense metric enables Ashland to demonstrate the impact of non-cash intangibles amortization expense on earnings per share, in addition to key items previously mentioned. Ashland’s management believes this presentation is helpful to illustrate how previous acquisitions impact applicable period results.

Ashland does not quantitatively reconcile our guidance ranges for our non-GAAP measures to their most comparable GAAP measures in the Financial Outlook section of this news release. The guidance ranges for GAAP and non-GAAP financial measures reflect Ashland’s assessment of potential sources of variability in financial results and are informed by evaluation of multiple scenarios, many of which have interactive effects across several financial statement line items. Providing guidance for individual reconciling items between our non-GAAP financial measures and the comparable GAAP measures would imply a degree of precision and certainty in those reconciling items that is not a consistent reflection of our scenario-based process to prepare our guidance ranges. To the extent that a material change affecting the individual reconciling items between the company’s forward-looking non-GAAP and comparable GAAP financial measures is anticipated, the company has provided qualitative commentary in the Financial Outlook section of this news release for your consideration. However, as the impact of such factors cannot be predicted with a reasonable degree of certainty or precision, a quantitative reconciliation is not available without unreasonable effort.

About Ashland

Ashland Inc. (NYSE: ASH) is a global additives and specialty ingredients company with a conscious and proactive mindset for environmental, social and governance (ESG). The company serves customers in a wide range of consumer and industrial markets, including architectural coatings, construction, energy, food and beverage, personal care and pharmaceuticals. Approximately 2,800 passionate, tenacious solvers – from renowned scientists and research chemists to talented engineers and plant operators – thrive on developing practical, innovative and elegant solutions to complex problems for customers in more than 100 countries. Visit ashland.com and ashland.com/ESG to learn more.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “objectives,” “may,” “will,” “should,” “plans” and “intends” and the negative of these words or other comparable terminology. Ashland may from time to time make forward-looking statements in its annual reports, quarterly reports and other filings with the U.S. Securities and Exchange Commission (“SEC”), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance, financial, operating cash flow and liquidity, as well as the economy and other future events or circumstances. These statements include, but are not limited to, expectations regarding the fiscal 2027 financial outlook and the key planning assumptions underlying that outlook, expected improvements in plant reliability and productivity, including the pace of improvement in Hopewell output and the timing of a Specialty Additives margin recovery; anticipated productivity and manufacturing optimization benefits, including those from the HEC and VP&D networks and the small plant consolidation initiative; Ashland’s fiscal 2027 Execute, Globalize and Innovate targets and the advancement of its innovation portfolio and Technology Platforms; Ashland’s commercial momentum and competitive positioning; Ashland’s cash generation and financial flexibility; and Ashland’s ability to deliver improved profitability and create long-term value.

Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s aggressive growth goals and the extent to which such goals may be impacted by a failure to optimize our tangible and intangible assets, a failure to identify and integrate acquisition targets, and any unexpected costs and liabilities associated with such acquisitions, and goodwill impairment; business disruptions stemming from natural, operational, and other catastrophic events, including disruptions to supply and logistics functions, manufacturing delays, and information technology system and network failures; climate change and related resource impacts; changes in consumer preferences and a reduction in demand for Ashland’s products; risks inherent in operating a global business, including tariffs and other trade policies, and geopolitical instability and armed conflict; economic downturns and disruptions in the financial markets; Ashland’s substantial indebtedness, including the possibility that such indebtedness and related restrictive covenants may adversely affect our future cash flows, limit our ability to repay debt and obtain future financing, place Ashland at a competitive disadvantage, and make us more vulnerable to interest rate increases; our ability to develop and market new products and remain competitive in the markets in which we operate; our ability to pass increases in the costs of energy and raw materials to customers and to fulfill our contractual requirements with customers and vendors; downward pressures on prices and margins; the ability to attract and retain key employees, including across foreign jurisdictions where employment laws and business and cultural practices may differ, and to provide for effective succession planning; cybersecurity risks, including disruptions to or failures in Ashland’s information technology systems and networks, malicious cyberattacks, the inadvertent or accidental disclosure or loss of proprietary or sensitive information, and cyber risks related to Ashland’s external service providers and other third parties; risks related to Ashland’s use of artificial intelligence, including the potential for flawed or unreliable outputs, and the complexities and uncertainties in the legal and regulatory landscapes; Ashland’s ability to effectively protect and enforce its intellectual property rights; exposure to products liability claims; risks related to compliance with environmental, health, and safety regulations, including the potential for costly litigation, remediation, and settlement actions; exposure to pending and threatened asbestos-related litigation; changes in the legal and regulatory landscapes in which we operate; changes in taxation or adverse tax rulings; and, without limitation, risks and uncertainties affecting Ashland that are described in Ashland’s most recent Annual Report on Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

1Financial results are preliminary until Ashland’s Form 10-K is filed with the U.S. Securities and Exchange Commission.

2The Ongoing Free Cash Flow metric excludes the impact of inflows and outflows from U.S. and Foreign Accounts Receivable Sales Program and payments related to restructuring and environmental and litigation-related matters in both the current-year and prior-year periods.

™ Trademark, Ashland or its subsidiaries, registered in various countries.

FOR FURTHER INFORMATION:

Investor Relations:	Media Relations:
Sandy Klugman	Carolmarie C. Brown
+1 (302) 594-7777	+1 (302) 995-3158
sandy.klugman@ashland.com	ccbrown@ashland.com

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED INCOME (LOSS) (In millions except per share data - preliminary and unaudited)	Table 1

	Three months ended		Year ended
	September 30		September 30
	2026	2025	2026	2025

Sales	$498	$478	$1,863	$1,824
Cost of sales	319	319	1,262	1,275
GROSS PROFIT	179	159	601	549
Selling, general and administrative expense	113	76	377	344
Research and development expense	14	13	55	54
Intangibles amortization expense	14	15	60	63
Equity and other income	2	2	4	4
Goodwill impairment	-	-	-	706
(Loss) income on divestitures, net	(11)	4	(8)	(161)
OPERATING INCOME (LOSS)	29	61	105	(775)
Net interest and other expense(a)	21	-	40	33
Other net periodic benefit (income) loss	(1)	(3)	(4)	1
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	9	64	69	(809)
Income tax expense	26	31	44	13
(LOSS) INCOME FROM CONTINUING OPERATIONS	(17)	33	25	(822)
Income (loss) from discontinued operations, net of income taxes	1	(1)	(21)	(23)
NET (LOSS) INCOME	$(16)	$32	$4	$(845)

DILUTED EARNINGS (LOSS) PER SHARE
(Loss) income from continuing operations	$(0.36)	$0.73	$0.55	$(17.74)
Income (loss) from discontinued operations	0.01	(0.02)	(0.46)	(0.49)
Net (loss) income	$(0.35)	$0.71	$0.09	$(18.23)

AVERAGE DILUTED COMMON SHARES OUTSTANDING(b)	46	46	46	46

SALES
Life Sciences	180	173	671	641
Personal Care	163	151	592	577
Specialty Additives	131	131	504	511
Intermediates	33	33	135	137
Intersegment sales	(9)	(10)	(39)	(42)
	$498	$478	$1,863	$1,824

OPERATING INCOME (LOSS)
Life Sciences	33	39	131	(262)
Personal Care	35	26	101	90
Specialty Additives	1	5	(12)	(338)
Intermediates	4	2	11	8
Unallocated and other	(44)	(11)	(126)	(273)
	$29	$61	$105	$(775)

(a)
Zero denotes less than $1 million of activity.
(b)
As a result of the loss from continuing operations for both the three months ended September 30, 2026 and year ended September 30, 2025, the effect of the share-based awards convertible to common shares would be anti-dilutive. In accordance with U.S. GAAP, these shares have been excluded from the diluted earnings (loss) per share calculation for the period.

Ashland Inc. and Consolidated Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (In millions - preliminary and unaudited)	Table 2

	September 30	September 30
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$480	$215
Accounts receivable, net	266	242
Inventories	482	568
Other assets	108	180
Total current assets	1,336	1,205

Noncurrent assets
Property, plant and equipment
Cost	3,304	3,355
Accumulated depreciation	2,170	2,154
Net property, plant and equipment	1,134	1,201

Goodwill	698	705
Intangibles, net	498	563
Operating lease assets, net	99	103
Restricted investments	248	297
Asbestos insurance receivable, net	137	127
Deferred income taxes	138	157
Other assets	239	253
Total noncurrent assets	3,191	3,406

Total assets	$4,527	$4,611

LIABILITIES AND EQUITY
Current liabilities
Trade and other payables	$210	$189
Accrued expenses and other liabilities	220	213
Current portion of long-term debt	4	-
Current operating lease obligations	18	21
Total current liabilities	452	423

Noncurrent liabilities
Long-term debt	1,367	1,384
Asbestos litigation reserves	385	389
Deferred income taxes	24	31
Employee benefit obligations	77	96
Operating lease obligations	83	85
Other liabilities	291	299
Total noncurrent liabilities	2,227	2,284

Equity	1,848	1,904

Total liabilities and equity	$4,527	$4,611

Ashland Inc. and Consolidated Subsidiaries STATEMENTS OF CONSOLIDATED CASH FLOWS (In millions - preliminary and unaudited)	Table 3

	Three months ended		Year ended
	September 30		September 30
	2026	2025	2026	2025
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES FROM CONTINUING OPERATIONS
Net (loss) income	$(16)	$32	$4	$(845)
(Income) loss from discontinued operations, net of income taxes	(1)	1	21	23
Adjustments to reconcile (loss) income from continuing operations to cash flows from operating activities
Depreciation and amortization	45	50	185	237
Original issue discount and debt issuance cost amortization	2	2	8	7
Deferred income taxes	3	68	7	73
Gain from sales of property, plant and equipment	(3)	(5)	(5)	(16)
Equity income from affiliates	-	-	(1)	-
Stock based compensation expense	5	2	18	14
Loss from excess tax deduction on stock based compensation	-	(3)	(1)	(3)
Income (loss) from restricted investments	7	(17)	(21)	(33)
Loss on divestitures, net	13	2	13	177
Goodwill impairment	-	-	-	706
Asset impairments	18	-	18	-
Pension contributions	(3)	(3)	(12)	(12)
Gain on pension and other postretirement plan remeasurements	(2)	(4)	(7)	(3)
Change in operating assets and liabilities(a)	22	(85)	158	(191)
Total cash flows provided by operating activities from continuing operations	90	40	385	134
CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(37)	(34)	(88)	(98)
Proceeds from disposal of property, plant and equipment	2	5	6	16
Proceeds from sale of operations	-	-	2	16
Proceeds from settlement of Company-owned life insurance contracts	2	7	27	12
Company-owned life insurance payments	(3)	(3)	(4)	(5)
Funds restricted for specific transactions	-	-	(9)	(8)
Reimbursements from restricted investments	22	21	74	62
Proceeds from sale of securities	31	20	71	56
Purchases of securities	(31)	(18)	(71)	(54)
Total cash flows provided (used) by investing activities from continuing operations	(14)	(2)	8	(3)
CASH FLOWS USED BY FINANCING ACTIVITIES FROM CONTINUING OPERATIONS
Repurchase of common stock	-	-	-	(100)
Debt issuance costs	-	-	(2)	-
Cash dividends paid	(19)	(19)	(76)	(76)
Stock based compensation employee withholding taxes paid in cash	(2)	-	(3)	(3)
Total cash flows used by financing activities from continuing operations	(21)	(19)	(81)	(179)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	55	19	312	(48)
Cash used by discontinued operations
Operating cash flows	(15)	(13)	(46)	(40)
Effect of currency exchange rate changes on cash and cash equivalents(b)	-	2	(1)	3
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	40	8	265	(85)
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	440	207	215	300
CASH AND CASH EQUIVALENTS - END OF PERIOD	$480	$215	$480	$215

DEPRECIATION AND AMORTIZATION
Life Sciences	14	14	56	75
Personal Care	14	16	60	65
Specialty Additives	15	17	63	84
Intermediates	2	3	5	13
Unallocated and other	-	-	1	-
	$45	$50	$185	$237
(a)
Excludes changes resulting from operations sold.
(b)
Zero denotes less than $1 million of activity.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA (In millions - preliminary and unaudited)	Table 4

	Three months ended
	September 30
Adjusted EBITDA - Ashland Inc.	2026	2025
Net (loss) income	$(16)	$32
Income tax expense	26	31
Net interest and other income	21	-
Depreciation and amortization(a)	45	49
EBITDA	76	112
(Income) loss from discontinued operations, net of income taxes	(1)	1
Gain on pension and other postretirement plan remeasurements	(2)	(4)
Operating key items (see Table 5)	48	10
Adjusted EBITDA	$121	$119

Adjusted EBITDA - Life Sciences
Operating income	$33	$39
Add:
Depreciation and amortization	14	14
Operating key items (see Table 5)	17	2
Adjusted EBITDA	$64	$55

Adjusted EBITDA - Personal Care
Operating income	$35	$26
Add:
Depreciation and amortization(a)	14	15
Operating key items (see Table 5)	-	2
Adjusted EBITDA	$49	$43

Adjusted EBITDA - Specialty Additives
Operating income	$1	$5
Add:
Depreciation and amortization	15	17
Operating key items (see Table 5)	4	7
Adjusted EBITDA	$20	$29

Adjusted EBITDA - Intermediates
Operating income	$4	$2
Add:
Depreciation and amortization	2	3
Adjusted EBITDA	$6	$5

(a)
Depreciation and amortization excludes accelerated depreciation expense of $1 million for Personal Care for the three months ended September 30, 2025, which is included as a key item within this table as a component of Adjusted EBITDA.

Ashland Inc. and Consolidated Subsidiaries SEGMENT COMPONENTS OF KEY ITEMS FOR APPLICABLE CONSOLIDATED INCOME (LOSS) STATEMENT CAPTIONS (In millions - preliminary and unaudited)	Table 5

	Three Months Ended September 30, 2026
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated and other	Total
OPERATING INCOME (LOSS)
Operating key items:
Asset impairments	$(16)	$-	$(2)	$-	$-	$(18)
Argentina liquidation cumulative translation adjustment	-	-	-	-	(13)	(13)
Restructuring, separation and other costs	-	-	-	-	(9)	(9)
Environmental reserve adjustments	-	-	-	-	(5)	(5)
Other plant optimization costs	(1)	-	(2)	-	-	(3)
All other operating income (loss)	50	35	5	4	(17)	77
Operating income (loss)	33	35	1	4	(44)	29

NET INTEREST AND OTHER EXPENSE
Key items					9	9
All other net interest and other expense					12	12
					21	21
OTHER NET PERIODIC BENEFIT INCOME
Key items					(2)	(2)
All other net periodic benefit loss					1	1
					(1)	(1)
INCOME TAX EXPENSE
Tax effect of key items(a)					(4)	(4)
Tax specific key items(b)					7	7
All other income tax expense					23	23
					26	26
(LOSS) INCOME FROM CONTINUING OPERATIONS	$33	$35	$1	$4	$(90)	$(17)

	Three Months Ended September 30, 2025
	Life Sciences	Personal Care	Specialty Additives	Intermediates	Unallocated and other	Total
OPERATING INCOME (LOSS)
Operating key items:
Other plant optimization costs	$(2)	$(1)	$(7)	$-	$-	$(10)
Restructuring, separation and other costs	-	-	-	-	(4)	(4)
Nutraceutical business sale	-	-	-	-	(1)	(1)
Environmental reserve adjustments	-	-	-	-	(1)	(1)
Accelerated depreciation	-	(1)	-	-	-	(1)
Tax credit	-	-	-	-	3	3
Income on divestitures, net	-	-	-	-	4	4
All other operating income (loss)	41	28	12	2	(12)	71
Operating income (loss)	39	26	5	2	(11)	61

NET INTEREST AND OTHER EXPENSE
Key items					(15)	(15)
All other net interest and other expense					15	15
					-	-
OTHER NET PERIODIC BENEFIT LOSS
Key items					(4)	(4)
All other net periodic benefit loss					1	1
					(3)	(3)
INCOME TAX EXPENSE
Tax effect of key items(a)					2	2
Tax specific key items(b)					11	11
All other income tax expense					18	18
					31	31
INCOME (LOSS) FROM CONTINUING OPERATIONS	$39	$26	$5	$2	$(39)	$33

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. See Table 7 for additional information.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 6

	Three months ended		Year ended
	September 30		September 30
Free cash flows	2026	2025	2026	2025
Total cash flows provided by operating activities from continuing operations	$90	$40	$385	$134
Adjustments:
Additions to property, plant and equipment	(37)	(34)	(88)	(98)
Free Cash Flows	$53	$6	$297	$36
Tax refund(a)	-	-	(103)	-
Cash (inflows) outflows from U.S. Accounts Receivable Sales Program(b)	-	1	(9)	12
Cash (inflows) outflows from Foreign Accounts Receivable Sales Program(c)	3	19	(9)	6
Restructuring-related payments(d)	6	11	23	34
Environmental and related litigation payments(e)	12	15	33	39
Ongoing Free Cash Flow	$74	$52	$232	$127

Net (loss) income	$(16)	$32	$4	$(845)
Adjusted EBITDA(f)	$121	$119	$385	$401

Operating Cash Flow Conversion(g)	Not meaningful	125%	9,625%	Not meaningful
Ongoing Free Cash Flow Conversion(h)	61%	44%	60%	32%

(a)
Represents receipt of tax refund related to the capital loss carryback from the Nutraceutical business sale.
(b)
Represents activity associated with the U.S. Accounts Receivable Sales Program impacting each period presented.
(c)
Represents activity associated with the Foreign Accounts Receivable Sales Program impacting each period presented.
(d)
Restructuring payments incurred during each period presented.
(e)
Represents cash outflows associated with environmental and related litigation payments which will be reimbursed by the Environmental trust.
(f)
See Adjusted EBITDA reconciliation.
(g)
Operating Cash Flow Conversion is defined as Cash flows provided by operating activities from continuing operations divided by net (loss) income.
(h)
Ongoing Free Cash Flow Conversion is defined as Ongoing Free Cash Flow divided by Adjusted EBITDA.

	Three months ended		Year ended
	September 30		September 30
Adjusted Operating Income	2026	2025	2026	2025
Operating income (loss) (as reported)	$29	$61	$105	$(775)
Key items, before tax:

Environmental reserve adjustments	5	1	33	34
Restructuring, separation and other costs	9	4	23	22
Other plant optimization costs	3	10	21	22
Asset impairments	18	-	18	-
Argentina liquidation cumulative translation adjustment	13	-	13	-
Accelerated depreciation	-	1	5	41
Goodwill impairment	-	-	-	706
Avoca business impairment and sale	-	-	-	175
Nutraceutical business impairment and sale	-	1	-	1
Held for sale depreciation and amortization	-	-	-	(2)
Income on divestitures, net	-	(4)	(2)	(14)
Tax credit	-	(3)	(8)	(3)
Adjusted Operating Income (non-GAAP)	$77	$71	$208	$207

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7

	Three months ended		Year ended
	September 30		September 30
	2026	2025	2026	2025
(Loss) income from continuing operations (as reported)	$(17)	$33	$25	$(822)
Key items, before tax:
Environmental reserve adjustments	5	1	33	34
Restructuring, separation and other costs	9	4	23	22
Other plant optimization costs	3	10	21	22
Asset impairments	18	-	18	-
Argentina liquidation cumulative translation adjustment	13	-	13	-
Accelerated depreciation	-	1	5	41
Goodwill impairment	-	-	-	706
Avoca business impairment and sale	-	-	-	175
Nutraceutical business impairment and sale	-	1	-	1
Held for sale depreciation and amortization	-	-	-	(2)
Income on divestitures, net	-	(4)	(2)	(14)
Tax credit	-	(3)	(8)	(3)
Unrealized (gains) losses on securities	9	(15)	(9)	(20)
Gain on pension and other postretirement plan remeasurements	(2)	(4)	(7)	(3)
Key items, before tax	55	(9)	87	959
Tax effect of key items(a)	(4)	2	(14)	(62)
Key items, after tax	51	(7)	73	897
Tax specific key items:
Valuation allowance	7	8	7	9
Other and tax reform related activity	-	3	-	22
Tax specific key items(b)	7	11	7	31
Total key items	58	4	80	928
Adjusted Income from Continuing Operations (non-GAAP)	$41	$37	$105	$106
Intangibles amortization expense adjustment (net of tax)(c)	11	13	48	51
Adjusted Income from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$52	$50	$153	$157

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during the year ended September 30, 2025.

(c)
Intangibles amortization expense adjustment (net of tax) tax rates were 20% for the three months and years ended September 30, 2026 and 2025.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions except per share data - preliminary and unaudited)	Table 7 (Continued)

	Three months ended		Year ended
	September 30		September 30
	2026	2025	2026	2025
Diluted EPS from continuing operations (as reported)	$(0.36)	$0.73	$0.55	$(17.74)
Key items, before tax:
Environmental reserve adjustments	0.11	0.02	0.72	0.76
Restructuring, separation and other costs	0.20	0.09	0.50	0.48
Other plant optimization costs	0.06	0.23	0.46	0.48
Asset impairments	0.38	-	0.38	-
Argentina liquidation cumulative translation adjustment	0.28	-	0.28	-
Accelerated depreciation	-	0.02	0.10	0.89
Goodwill impairment	-	-	-	15.22
Avoca business impairment and sale	-	-	-	3.75
Nutraceutical business impairment and sale	-	0.02	-	0.02
Held for sale depreciation and amortization	-	-	-	(0.04)
Income on divestitures, net	-	(0.09)	(0.04)	(0.30)
Tax credit	-	(0.07)	(0.17)	(0.07)
Unrealized (gains) losses on securities	0.20	(0.33)	(0.19)	(0.42)
Gain on pension and other postretirement plan remeasurements	(0.05)	(0.09)	(0.16)	(0.07)
Key items, before tax	1.18	(0.20)	1.88	20.70
Tax effect of key items(a)	(0.08)	0.04	(0.31)	(1.37)
Key items, after tax	1.10	(0.16)	1.57	19.33
Tax specific key items:
Valuation allowance	0.15	0.17	0.15	0.21
Other and tax reform related activity	-	0.07	-	0.48
Tax specific key items(b)	0.15	0.24	0.15	0.69
Total key items	1.25	0.08	1.72	20.02
Adjusted Diluted EPS from Continuing Operations (non-GAAP)	$0.89	$0.81	$2.27	$2.28
Intangibles amortization expense adjustment (net of tax)(c)	0.23	0.27	1.04	1.10
Adjusted Diluted EPS from Continuing Operations (non-GAAP) Excluding Intangibles Amortization Expense	$1.12	$1.08	$3.31	$3.38

(a)
Represents the tax effect of the key items that are previously identified above.
(b)
Represents key items resulting from tax specific financial transactions, tax law changes or other matters that fall within the definition of tax specific key items. These tax specific key items included the following:

- Valuation allowance: Includes the impact from the release of certain foreign tax credit valuation allowances.

- Other and tax reform: Includes the impact from the remeasurement of foreign deferred tax balances resulting from the impact from rate changes for foreign jurisdictions and other tax law changes enacted during the year ended September 30, 2025.

(c)
Intangibles amortization expense adjustment (net of tax) tax rates were 20% for the three months and years ended September 30, 2026 and 2025.

Ashland Inc. and Consolidated Subsidiaries RECONCILIATION OF CERTAIN NON-GAAP DATA (In millions - preliminary and unaudited)	Table 8

	Year ended
	September 30
Adjusted EBITDA - Ashland Inc.	2026	2025
Net income (loss)	$4	$(845)
Income tax expense	44	13
Net interest and other expense	40	33
Depreciation and amortization(a)	180	198
EBITDA	268	(601)
Income (loss) from discontinued operations, net of income taxes	21	23
Key items included in EBITDA:
Environmental reserve adjustments	33	34
Restructuring, separation and other costs	23	22
Other plant optimization costs	21	22
Asset impairments	18	-
Argentina liquidation cumulative translation adjustment	13	-
Accelerated depreciation	5	41
Goodwill impairment	-	706
Avoca business impairment and sale	-	175
Nutraceutical business impairment and sale	-	1
Held for sale depreciation and amortization	-	(2)
Income on divestitures, net	(2)	(14)
Tax credit	(8)	(3)
Gain on pension and other postretirement plan remeasurements(b)	(7)	(3)
Adjusted EBITDA(b)	$385	$401

(a)
Depreciation and amortization excludes accelerated depreciation of $21 million for Life Sciences for the year ended September 30, 2025, $1 million for Personal Care for the year ended September 30, 2026, $3 million and $19 million for Specialty Additives for the years ended September 30, 2026 and 2025, respectively, and $1 million for Unallocated and other for the year ended September 30, 2026, which are included as a key item within this table as a component of Adjusted EBITDA. Depreciation and amortization includes $2 million for Personal Care associated with the Avoca business for the year ended September 30, 2025, which is included as a key item within this table as a component of Adjusted EBITDA.
(b)
Includes $5 million and $7 million of net periodic loss recognized ratably through the years ended September 30, 2026 and 2025, respectively. These costs are comprised of service cost, interest cost, expected return on plan assets, and amortization of prior service credit.